EXHIBIT 99.11
                         BOARD OF DIRECTORS RESOLUTIONS

                        MEETING OF THE BOARD OF DIRECTORS
                                       OF
                           EQUITY GROWTH SYSTEMS, INC.


         A meeting of the Board of Directors of Equity Growth Systems, inc., was held on January 30, 1998 at which meeting a quorum was present.

         Upon motion duly made, the following corporate resolution was adopted by the Board of Directors of the Corporation.

         "Resolved, that A. Al Sanders be issued 100,000 shares as compensation for acting and continuing to act as a consultant to Equity Growth Systems, inc. These shares are to be issued in lieu of cash compensation as ffollows: 75,000 shares shall bear a restriction per rule 144d and 25,000 shares shall be issued as free trading per form S-B which has been filed with the S.E.C."

         "Further Resolved: that Charles Scimeca shall be issued 150,000 shares which will bear a restriction per rule 144d as a reward for his tireless effort in finding acquisition targets for the corporation as well as during these days of delay in the issuance of the 10KSB96 and further delay in the issuance of the 15C211 now in the process of being rewritten and submitted to the NASD."

         There being no further business requiring action or consideration, and upon motion duly made, the meeting was adjourned.


                                            /s/ Edward Granville-Smith
                                            --------------------------
                                            Edward Granville-Smith
                                            CEO and Chairman




                                      101